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                                                                    EXHIBIT 99.5
                               OFFER TO EXCHANGE
                          FOR ANY AND ALL OUTSTANDING
                 (REGISTERED UNDER THE SECURITIES ACT OF 1933)
                         11 3/8% SENIOR NOTES DUE 2008
                                       OF

                            MSX INTERNATIONAL, INC.

To Registered Holders and The Depository
  Trust Company Participants:

     We are enclosing herewith the material listed below relating to the offer by MSX International, Inc., a Delaware corporation ("MSXI"), to exchange its
11 3/8% Senior Notes due 2008 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 11 3/8% Senior Notes due 2008 (the "Old Notes") upon the terms and subject to the conditions set
forth in the Company's Prospectus, dated        , 1999, and the related Letter
of Transmittal (which together constitute the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

     1. Prospectus dated June 30, 1999;

     2. Letter of Transmittal;

     3. Notice of Guaranteed Delivery;

     4. Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and

     5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE
OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 1999 UNLESS
EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to MSXI that (i) it is not an "affiliate" of MSXI within the meaning of Rule 405 under the Securities Act, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of business, and (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of these Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Note, where such Old Notes were acquired as the result of market-making activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

     MSXI will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. MSXI will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 4 of the enclosed Letter of Transmittal.
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     Additional copies of the enclosed material may be obtained from the undersigned.

                                          Very truly yours,

                                          MSX International, Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF MSX INTERNATIONAL, INC. CORPORATION OR IBJ WHITEHALL BANK & TRUST COMPANY OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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